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                                                                Exhibit (h)(4)


                       STATE STREET BANK AND TRUST COMPANY



                 STATE STREET NAVIGATOR SECURITIES LENDING TRUST
                          FUND ADMINISTRATION SERVICES

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I.    FEES FOR FUND ADMINISTRATION SERVICES INCLUDE:

      Maintenance of a corporate calendar and minutes required to support the Board of Directors, preparation of I.R.S. tax returns for review by the independent auditors and execution by the Treasurer, preparation of semi-annual and annual financial statements, Monthly I.R.S./S.E.C. diversification and income testing and weekly prospectus compliance review, and general oversight and support for the Fund's financial/treasury functions.

      Annual Fund Administration fees will be calculated by multiplying each portfolio's average net assets by .0075%.

II.   SPECIAL ARRANGEMENTS:

      Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, multiple classes of shares, leverage monitoring, and/or preparation of special reports will be subject to negotiation. Other special arrangement servicing fees will include, but are not limited to the following:

      An annual Blue Sky Monitoring fee of $5,000 for each portfolio of a series and $4,000 for each additional class of shares in a portfolio. In addition to a per state fee of $50 per portfolio, per state in which a portfolio is registered will be charged.

      Preparation of financials other than Annual, Semi-Annual and Quarterly Board Reporting, $3,0000 per financial report.


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                       STATE STREET BANK AND TRUST COMPANY



                 STATE STREET NAVIGATOR SECURITIES LENDING TRUST
                          FUND ADMINISTRATION SERVICES

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II.   TERM OF THE CONTRACT:

      The parties agree that this fee schedule shall remain in effect through December 31, 2002 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.







STATE STREET NAVIGATOR SECURITIES       STATE STREET BANK AND TRUST
LENDING TRUST                           COMPANY

By:  Edward O'Brien                     By:   Kathleen Cuocolo
Title:  Executive Vice President        Title:  Executive Vide President
Date:  March 8, 2002                    Date: March 8, 2002